Exhibit 10.34
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119 Standard St.
El Segundo, CA 90245

Akerho "AK" Oghoghomeh Los Angeles, CA
Re:    At-Will Employment Offer

Dear AK,

Beyond Meat, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. This offer is for the Beyond Meat Senior Vice President, Global Marketing role in Brand Marketing and starts on February 6, 2023. Your title / level within the Company will be subject to review upon the Company achieving cash flow positive operations within the second half of 2023. This is a full time, on site position based in El Segundo, CA. Your manager is Ethan Brown. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that prohibits you from performing your duties with the Company.
2.Compensation and Employee Benefits.
(a)Compensation. Your initial base salary will be in the gross amount of $380,000 per year, subject to applicable taxes and withholdings, payable on the Company’s regular payroll dates. This is an Exempt position and you are ineligible for overtime.
(b)Annual Discretionary Bonus. You will be eligible to earn an annual discretionary bonus in effect for the applicable fiscal year. Your annual bonus target for the fiscal year is 60% of your base salary and, using your start date, will be prorated based on the number of days that you are in a bonus-eligible position. This bonus is subject to individual and Company performance objectives, as well as any other factors/objectives that the Company chooses to use to determine an annual discretionary bonus amount. If earned, it will be paid out based on the Company’s payout methodology, subject to applicable withholdings. You must also be employed by the Company at the time of payment in order to earn and receive an annual discretionary bonus. The Company will determine in its sole and absolute discretion whether you have earned an annual bonus, including whether any applicable performance objectives and/or other factors/objectives have been met and the amount of the bonus, if any. Any annual discretionary bonus is not guaranteed and you have no expectation of receiving an annual discretionary bonus.
(c)Sign-On Bonus. The Company will pay you a one-time sign-on cash bonus equal to the gross amount of $60,000, subject to applicable taxes and withholdings, within 30 days of the date you commence employment with the Company (the “Commencement Date”), subject to your continued employment through the payment date. You will earn, and be permitted to retain, the full amount of the Sign-On Bonus if you remain employed by the Company through the 1-year anniversary of the Commencement Date. By signing below, you acknowledge and agree that, if before such 1-year anniversary date, you terminate employment with the Company for any reason, you will be required to immediately re-pay a pro-rated portion of the Sign-On Bonus (gross), with the pro-rated amount determined

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based on the total days of service that you provided during the year, no later than 30 days following the last day of your employment with the Company.
(d)Retention Bonus. The Company will pay you $125,000 as a retention bonus; payable on your 6-month anniversary following the commence employment with the Company, subject to your continued employment through the payment date. This payment is taxable, and all regular payroll taxes will be withheld. If you leave Beyond Meat, Inc. within 12 months of your date of hire, you are responsible for reimbursing the Company for the full amount of retention bonus.
(e)Severance. You will be eligible for severance pursuant to the terms of the enclosed Executive Change in Control Severance Agreement.
(f)Benefits. As a regular employee of the Company, you are eligible for Company-sponsored benefits, which may include healthcare and retirement. Specific details of your benefits are described in the employee benefit summary enclosed with this letter.
(g)Vacation, Sick, and Holidays. For each calendar year, you will accrue up to 20 days of Vacation Time and up to 3 days of Sick Time (or more if required by applicable law), in addition to all Company Holidays, in line with the Company’s policies on Vacation Time and Sick Time. Please refer to these policies for the full details.
(h)Annual Review. From time-to-time, the Human Capital Management and Compensation Committee of the Board of Directors (the “Compensation Committee”) may review your compensation as it deems necessary.
3.Equity Awards. Subject to the approval of the Compensation Committee, you will be granted: (a) an option (“Option”) to purchase shares of the Company’s common stock (“Common Stock”), and (b) an award of restricted stock units (“RSUs”), under the Company’s 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the “Plan”), as set forth in more detail below. For each Option, the number of shares of Common Stock subject to the Option will be determined by dividing the dollar value of the Option award by the Closing Price (as defined below), multiplying the resultant total by two (2), and rounding up to the nearest whole number of shares of Common Stock. For each RSU award, the number of shares to be granted will be determined by dividing the dollar value of the RSU award by the Closing Price and rounding up to the nearest whole number of shares. The Closing Price shall equal the closing price of Common Stock as reported on the NASDAQ Global Select Market on the date of grant.
(a)Initial Equity Award. If approved by the Compensation Committee, the initial Option and RSUs set forth in subsections 3(a)(i) and 3(a)(ii) below will be granted the next time the Compensation Committee approves equity awards pursuant to the Plan following the Commencement Date.
(i)Option. In accordance with the methodology above, you will be eligible to be granted an initial Option to purchase Common Stock valued at $750,000, subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the Commencement Date and 1/36th of the balance of the shares to the Option will vest and become exercisable in monthly installments thereafter, such that the

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Option will be fully vested and exercisable 4 years after the Commencement Date, subject to your continuous service through each vesting date, as described in the applicable stock option agreement.
(ii)RSU. In accordance with the methodology above, you will be eligible to be granted an initial award of RSUs valued at $750,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 25% of the RSUs will vest on the 12-month anniversary of the Commencement Date and 1/12th of the balance of the RSUs will vest in quarterly installments thereafter, such that the RSUs will be fully vested 4 years after the Commencement Date, subject to applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement.
(b)Additional Equity Awards. If approved by the Compensation Committee, you will be eligible to receive additional equity awards granted at the same time each calendar year that the Compensation Committee approves annual refresh equity awards pursuant to the Plan for other similarly situated employees of the Company, provided you remain continuously employed by the Company through such date.
4.Business Expenses and Allowances.
(a)General. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
(b)Section 409A. For the avoidance of doubt and notwithstanding anything stated in this offer letter to the contrary, to the extent that any reimbursements payable or in-kind benefits provided by the Company to you under this offer letter or otherwise constitute deferred compensation under Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect, any such payments, reimbursements and/or benefits (i) will be paid no later than December 31st of the year following the year in which the expense was incurred (or, if earlier, the time required by the
Company’s generally applicable policies), (ii) will not affect the amount eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year, and (iii) will not be subject to liquidation or exchange for another benefit.
5.Background and Reference Check. Like all Company employees, your employment offer and continued employment are contingent upon clearance of a background check to the Company’s satisfaction. As a condition of your employment with the Company, you are required to sign the Company’s background check consent form. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. In addition, the Company reserves the right to a reference check on all its potential employees. Your job offer, therefore, may be contingent upon clearance of such a background and/or reference check, if any.
6.Work Authorization: As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. You agree to promptly complete the requisite form(s).

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7.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (CIIAA).
8.At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this subject matter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.
9.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the prior written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
10.Duty to Follow Company Policies. You agree to follow and be bound by the Company’s Code of Business Conduct and Ethics and all applicable Company employment policies, practices and procedures that may be in effect during your employment.
11.Taxes, Withholding, and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
12.Mutual Arbitration Agreement. As a condition of your employment with the Company, you will be required to sign the Company’s enclosed Mutual Arbitration Agreement.
13.Miscellaneous
(a)Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state in which you primarily perform work, without giving effect to principles of conflicts of law.
(b)Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof.
(c)Counterparts. This offer letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement of the terms of the offer letter. Execution of a facsimile, electronic signature, scanned image will have the same force and effect as execution of an original, and a facsimile, electronic signature, or scanned image signature is deemed an original and valid signature and the contents of this offer letter may not be challenged on that basis.

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(d)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, the Plan, the RSUs or any other matter by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate in any Company activity, the Plan or any benefit program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

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If you wish to accept this offer, please sign, date and return this letter to the Company, along with the CIIAA and Mutual Arbitration Agreement on or before January 9, 2023. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join us on February 6, 2023!
Very truly yours,

BEYOND MEAT, INC.
By:    /s/ Jackie Trask     (Signature)
Name: Jackie Trask
Title:    Chief People Officer
ACCEPTED AND AGREED:
Akerho "AK" Oghoghomeh

/s/ Akerho "AK" Oghoghomeh
Date: January 5th 2023

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BEYOND MEAT, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT
This Executive Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Akerho "AK" Oghoghomeh(“Executive”) and Beyond Meat, Inc. (the “Company”), effective as of January 30, 2023 (the “Effective Date”).
RECITALS
1.The Board of Directors of the Company (the “Board”) desires to provide for the payment of certain benefits in connection with certain terminations of Executive’s employment with the Company that occur in connection with a Change in Control.
2.Certain capitalized terms used in this Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.
2.Rights Upon Termination. Except as expressly provided in Section 3, upon the termination of Executive’s employment, Executive shall only be entitled to: (i) all earned but unpaid salary, all accrued but unpaid vacation and all other earned but unpaid compensation or wages, (ii) any unreimbursed business expenses incurred by Executive on or before the termination date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to
Executive promptly following Executive’s submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within forty-five (45) days after the date of Executive’s termination, and (iii) such other compensation or benefits due to Executive under any Company-provided plans, policies, and arrangements or as otherwise required by law (collectively, the “Accrued Benefits”).
3.Severance Benefits.
(a)Termination without Cause or for Good Reason during Change in Control Period. If, during the Change in Control Period, (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause or (ii) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, then, subject to Section 4 below, Executive will receive the following severance benefits from the Company:
(i)Base Salary Severance Payment. Executive will receive a base salary severance payment in an amount equal to twelve (12) months of Executive’s then current base salary as in effect immediately prior to the date of such termination (provided, if Executive resigns as a result of Section 6(g)(ii), the base salary used to calculate the base salary severance payment due shall be the base salary as in effect immediately prior to the reduction triggering Section 6(g)(ii)). The base salary severance payment shall be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline.

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(ii)Benefits Severance Payment. Executive will receive a benefits severance payment in an amount equal to twelve (12) months’ of the monthly premiums that would be due for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
(“COBRA”) if Executive were to elect COBRA continuation coverage for Executive and Executive’s eligible dependents (based on the coverage levels in effect immediately prior to Executive’s termination or resignation and based on the premium amount that would be due for the first month of COBRA coverage if Executive were to elect COBRA continuation coverage). The benefits severance payment shall be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline and will be made, subject to all applicable taxes and withholding for required deductions, and regardless of whether Executive elects COBRA continuation coverage.
(iii)Equity Awards. Executive shall vest in 100% of any then outstanding and unvested Equity Awards that are subject to time-based vesting. The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement. Notwithstanding anything stated herein or elsewhere to the contrary, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding Equity Awards at the time of a Change in Control, then 100% of the then-unvested shares subject to the Equity Awards shall fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such Change in Control, regardless of whether Executive’s employment with the Company (or any parent, subsidiary or successor of the Company) continues or terminates unless such termination is due to Executive’s resignation without Good Reason or by the Company for Cause.
(b)Resignation; Termination for Cause. If Executive’s employment with the Company is terminated (i) by Executive (other than for Good Reason during the Change in Control Period), (ii) without Cause by the Company outside the Change in Control Period, or (iii) for Cause by the Company at any time, then Executive will not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.
(c)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability where Executive is no longer willing or able to continue performing services for the Company, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.
(d)Breach. The parties acknowledge that Executive’s entitlement to the severance payments and benefits contained in this Section 3 are of the essence and an integral part of this Agreement, and that, without such severance provisions, the parties would not enter into this Agreement. Therefore, if the Company, or any successor to the Company, breaches the terms of this Section 3 by failing or refusing pay or provide any of the severance payments or benefits owed to Executive in the amounts and/or according to the time periods set forth herein, Executive shall be entitled to two times (2x) the amount of severance payments and benefits that Executive would otherwise be entitled to receive, payable and/or provided according to the same terms set forth herein. The parties acknowledge and agree that any additional severance payments and benefits paid pursuant to this Section 3(d) constitute liquidated damages that would be incurred by Executive and that these additional severance payments and benefits are not a penalty, rather they are a reasonable amount intended as liquidated damages that will compensate Executive in the circumstances in which they are payable for the efforts and resources expended, and opportunities foregone, while negotiating and/or enforcing this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions

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contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision.
4.Conditions to Receipt of Severance.
(a)Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a general release of all claims in a form provided by the Company, and such release becoming effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided pursuant to this Agreement until the release becomes effective and irrevocable. If the release does not become effective and irrevocable by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.
(b)Confidential Information Agreement and Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement, which Executive acknowledges and agrees shall remain in full force and effect.
(c)Code Section 409A. For purposes of Section 409A of the Code, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. Further, (i) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or benefits, are considered deferred compensation under Section 409A, will be paid or otherwise provided until Executive has had a
“separation from service” within the meaning of Section 409A, (ii) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) will be paid or otherwise provided until Executive has had an “involuntary separation from service” within the meaning of Section 409A, and (iii) in the case of (i) and (ii), any reference in this Agreement to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments and benefits provided or to be provided under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A before payments or benefits are provided to
Executive. Any severance payments or benefits made in connection with Executive’s termination under this Agreement and provided on or before the 15th day of the 3rd month following the end of Executive’s first tax year in which Executive’s termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which Executive’s termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional payments or benefits provided in connection with Executive’s termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be provided no later than the last day of Executive’s 2nd taxable year following the taxable year in which Executive’s termination occurs). Notwithstanding the foregoing, if any of the payments or benefits provided in connection with Executive’s termination do not qualify for any reason to be exempt

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from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Executive is, at the time of his termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment or benefit will not be provided until the first regularly scheduled payroll date that occurs on or after the date six (6) months and one (1) day following Executive’s termination and, on such date (or, if earlier, another date that occurs as soon as practicable after Executive’s death), Executive will receive all payments and benefits that would have been provided during such period in a single lump sum, if applicable. In addition, notwithstanding any other provision herein to the contrary, to the extent that any reimbursements or in-kind benefits under this Agreement or otherwise constitute non-exempt
“nonqualified deferred compensation” within the meaning of Section 409A, then any such reimbursements and/or benefits (i) shall be made or provided promptly but no later than December 31st of the calendar year following the year in which the expense was incurred by Executive, (ii) shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, and (iii) shall not be subject to liquidation or exchange for another benefit.
5.Limitation on Payments. In the event that the severance benefits provided for in this Agreement and/or other payments and benefits otherwise provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then, at the election of Executive, Executive’s severance benefits under Section 3, and/or the other payments and benefits otherwise provided to Executive, will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits and other payments and benefits, notwithstanding that all or some portion of such severance benefits and other payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s outside legal counsel or independent public accountants or other firm selected by the Company (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction made pursuant to this Section 5 shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable,
(iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and
(vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata

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in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.
In no event shall Executive have any discretion with respect to the ordering of payment reductions.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. For purposes of this Agreement, “Cause” means:
(i)Executive’s willful, deliberate and repeated failure to substantially perform his assigned duties (other than a failure resulting from Executive’s Disability), which failure is not cured within thirty (30) days after a written demand for substantial performance is received by Executive from the Board which identifies the manner in which the Board believes Executive has not substantially performed his duties;
(ii)Executive’s illegal or intentional gross misconduct in the performance of his duties hereunder that is materially injurious to the Company’s business and/or reputation, which, if capable being cured, is not cured within thirty (30) days after written notice from the Board, which written notice shall state that failure to cure may result in termination for Cause;
(iii)Executive’s unauthorized and willful use or disclosure of any proprietary information or trade secrets of the Company where such use or disclosure causes material harm to the Company; or
(iv)Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or theft which is materially injurious, or reasonably expected to be materially injurious, to the Company’s business or reputation.
(b)Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended:
(c)Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
(i)The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii)The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a

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corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 6(c)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 6(c)(i));
(iii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv)The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 6(c)(iv), (A) if any Person who is the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities acquires additional securities of the Company, such acquisition of additional securities will not be considered to cause a Change in Control pursuant to this Section 6(c)(iv), and (B)
the term “Person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:
a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s Common Stock;
the Company; and
a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(d)Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period beginning three (3) months prior to, and ending eighteen (18) months following, a Change in Control.
(e)Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.
(f)Equity Award. For purposes of this Agreement, “Equity Award” means each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

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(g)Good Reason. For purposes of this Agreement, resignation for “Good Reason” means Executive’s resignation due to the occurrence of any of the following conditions which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:
(i)A material adverse change to Executive’s authority, duties or responsibilities that, taken as a whole, results in a material diminution in Executive’s authority, duties or responsibilities in effect prior to such change;
(ii)A 10% or more reduction in Executive’s then-current base salary or a 10% or more reduction in Executive’s base compensation (including base salary and bonus);
(iii)The Company conditions Executive’s continued service with the Company on the relocation of Executive’s principal work location to a location that is more than thirty- five (35) miles from Executive’s then current principal work location and such relocation results in an increase in Executive’s one-way commuting distance from his home by thirty-five (35) miles or more;
(iv)The failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or
(v)Any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).
In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the severance payments and benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day cure period, Executive may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.
7.Successors.
(a)Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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8.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Secretary (or, if Executive is the Company’s Secretary, any other executive officer of the Company).
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.
9.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
(e)Entire Agreement. This Agreement represents the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject matter of this Agreement. Further, this Agreement supersedes in their entirety any and all prior offer letters or employment agreements entered into by and between Executive and the Company, which offer letters and employment agreements shall be null and void. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between Executive and the Company, the terms in this Agreement will prevail.

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(f)Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.
(g)Taxes, Withholding and Required Deductions. All payments and, if applicable, benefits made pursuant to this Agreement will be subject to all applicable taxes, withholding of taxes, and any other required deductions.
(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY

BEYOND MEAT, INC.
By:    /s/ Jackie Trask     (Signature)
Name: Jackie Trask
    Title: Chief People Officer
    Date: January 4, 2023

EXECUTIVE
Akerho "AK" Oghoghomeh
/s/ Akerho "AK" Oghoghomeh
Date: January 5th 2023